Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

OFS Capital Corporation
Chicago, Illinois

We hereby consent to the incorporation by reference in the Registration Statement on Form N-2 (No. 333-236517) of OFS Capital Corporation of our report dated March 15, 2019, relating to the consolidated financial statements which appears in this Form 10-K and our report dated March 15, 2019, except for the additions related to the total senior securities and related information reflected in the senior securities table, as to which the date is June 21, 2019 on the senior securities table attached as an exhibit to this Form 10-K.

/s/ BDO USA, LLP

Chicago, Illinois
March 5, 2021